Exhibit 99.1

Vermillion Announces Closing of Equity Financing

AUSTIN, Texas, May 14, 2013 – Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, announced today that it has closed a previously announced private placement through which 8.0 million shares of the Company’s common stock were purchased by Oracle Investment Management, Jack W. Schuler, Matthew W. Strobeck and other investors. Gross proceeds of the private placement totaled approximately $13.2 million, with net proceeds totaling approximately $11.8 million after anticipated offering expenses. Emerging Growth Equities, Ltd. advised the company on this transaction.

As previously announced, Vermillion also issued warrants exercisable for 12.5 million shares of the Company’s common stock at $1.46 per share as part of the close. If and when the warrants are exercised, Vermillion will realize an additional $18.3 million in proceeds, bringing the total investment to $31.5 million before transaction costs.

Proceeds from this transaction will be used to increase test sales and improve reimbursement for OVA1, expand the commercial opportunity into new markets, and advance one or more next-generation ovarian cancer diagnostic tests.

Vermillion also announced today that its Board of Directors has approved an amendment to the Company’s bylaws to increase the number of directors of the Company from six to eight persons, creating two new Class III director positions. This increase was required under the terms of the private placement.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Media Contact:

Dan Quinn

Feinstein Kean Healthcare

617-761-6732

dan.quinn@fkhealth.com

Investor Contact:

Ron Both

Liolios Group, Inc.

949-574-3860

vrml@liolios.com